Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

Borqs International Holding Corp. (Bholding)	Cayman Islands

Holu Hou Energy, LLC (HHE)	Delaware, USA

Borqs Technologies USA, Inc. (BTUSA)	Nevada, USA

Borqs Software Solutions Private Limited (BIN)	India

Borqs Technologies (HK) Limited (BTHK)	Hong Kong

Borqs Hong Kong Limited (BHK)	Hong Kong

Borqs KK (BKK)	Japan

Borqs Technologies, Ltd. (BTCHN)	PRC

Borqs Huzhou, Ltd. (BHZ)	PRC

Borqs Beijing Ltd. (BBJ)	PRC

Borqs Chongqing Ltd. (BCQ)	PRC

Beijing Big Cloud Century Technology Limited (BC-Tech)	PRC

Beijing Borqs Software Technology Co, Ltd. (BSW)	PRC

Beijing Big Cloud Network Technology Co., Ltd. (BC-NW)	PRC